Exhibit 10.4

HUDSON GLOBAL, INC.

DIRECTOR DEFERRED SHARE PLAN

As Amended and Restated April 26, 2012

ARTICLE 1.

PURPOSE AND EFFECTIVE DATE

Section 1.1. Purpose. The purpose of the Hudson Global, Inc. Director Deferred Share Plan is to advance the Company’s growth and success, and to advance the interests of its shareholders, by attracting and retaining well-qualified Outside Directors upon whose judgment the Company is largely dependent for the successful conduct of its operations and by providing such individuals with incentives to put forth maximum effort for the long-term success of the Company’s business by aligning their interests more closely with the interests of stockholders.

Section 1.2. Effective Date. The Plan became effective on January 29, 2008, and the Plan was amended and restated effective April 26, 2012.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized. Other capitalized terms used in this Plan, but not defined below, have the meaning given in the Long Term Incentive Plan for Share Units awarded prior to May 12, 2009 and the 2009 Incentive Stock and Awards Plan for Share Units awarded on or after May 12, 2009.

(a) “2009 Incentive Stock and Awards Plan” means the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan, as from time to time amended and in effect.

(b) “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that for purposes of determining whether a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place that phrase appears in the regulations issued thereunder.

(c) “Beneficiary” means the person or persons entitled to receive the interest of a Participant in the event of the Participant’s death as provided in Section 6.1(b).

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(d) “Long Term Incentive Plan” means the Hudson Global, Inc. Long Term Incentive Plan, as from time to time amended and in effect.

(e) “Outside Director” means a member of the Board who is not an officer or employee of the Company or an Affiliate.

(f) “Participant” means each Outside Director who has a Retirement Account under the Plan. Where the context so requires, a Participant also means a former director who is entitled to a benefit under the Plan.

(g) “Plan” means the arrangement described herein, as from time to time amended and in effect.

(h) “Retirement Account” means the record keeping account maintained to record the interest of each Participant under the Plan.

(i) “Separation from Service” means a Participant’s cessation of service as a Board member, for any reason, provided the cessation of service is a good-faith and complete termination of the Participant’s relationship with the Company and its Affiliates, within the meaning of Code Section 409A. If, at the time the Participant’s service as a Board member ends, the Participant begins providing services to the Company or an Affiliate as an employee, the Participant shall not incur a Separation from Service under the terms of the Plan until the Participant has a separation from service from the Company or an Affiliate as an employee within the meaning of Code Section 409A.

(j) “Share Units” means the hypothetical shares of Common Stock that are credited to the Participant’s Retirement Account in accordance with Article 5.

Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the said illegal or invalid provision had not been included.

ARTICLE 3.

ADMINISTRATION

The Plan is considered an “Other Equity-Based Award” granted pursuant to Section 9 of the Long Term Incentive Plan and an “Other Stock-Based Award” granted pursuant to Section 12 of the 2009 Incentive Stock and Awards Plan. Accordingly, the Plan is subject to all of the provisions of (i) the Long Term Incentive Plan, including but not limited to, the administration provisions thereof, for Share Units awarded prior to May 12, 2009 and (ii) the 2009 Incentive Stock and Awards Plan, including but not limited to, the administration provisions thereof, for Share Units awarded on or after May 12, 2009.

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ARTICLE 4.

PARTICIPATION

Each Outside Director on the effective date of the Plan shall automatically become a Participant on the effective date. Each other Outside Director shall automatically become a Participant on the date the individual is first elected to become an Outside Director. Each Board member who is not an Outside Director but later becomes an Outside Director (because such individual terminates employment with the Company and its Affiliates but remains on the Board) shall automatically become a Participant on the date such individual is first considered an Outside Director.

ARTICLE 5.

RETIREMENT ACCOUNTS

Section 5.1. Credits to Retirement Account. Each Participant shall have a Retirement Account established under this Plan on his behalf. A Participant’s Retirement Account shall be credited with Share Units as follows:

(a) Annual Credit of Share Units. On the date of each annual meeting of the Company’s stockholders, the Retirement Account of each Participant who is then an Outside Director shall be credited with a number of Share Units as determined by the Board. Share Units credited to a Participant’s Retirement Account under this subsection (a) shall be 100% vested.

(b) Dividends. Whenever the Company declares a dividend on its shares of Common Stock, in cash or in property, at a time when a Participant has Share Units credited to his Retirement Account, a dividend equivalent award shall be made to such Participant as of the date of payment of the dividend. The dividend equivalent award for a Participant shall be determined by multiplying the Share Units credited to the Participant’s Account as of the date the dividend is declared by the amount or Fair Market Value of the dividend paid or distributed on one share of Common Stock. The dividend equivalent award shall be credited to the Participant’s Retirement Account by converting such award into additional Share Units by dividing the amount of the dividend award by the Fair Market Value of a share of Common Stock on the date the dividend is paid. Any other provision of this Plan to the contrary notwithstanding, if a dividend is declared on shares of Common Stock in the form of a right or rights to purchase shares of capital stock of the Company or of any entity acquiring the Company, such dividend equivalent award shall not be credited to the Participant’s Retirement Account, but each Share Unit credited to a Participant’s Retirement Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Retirement Account at a time when such rights are attached to shares of Common Stock, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one share of Common Stock plus the then Fair Market Value of such right or rights then or previously attached to one share of Common Stock. Each additional Share Unit credited pursuant to this subsection (c) shall be vested in the same time and manner as the initial Share Unit to which it relates.

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Section 5.2. Accounts are For Record Keeping Purposes Only. Retirement Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company to fund such benefits.

Section 5.3. No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a stockholder pertaining to Share Units credited to their Retirement Accounts.

ARTICLE 6.

PAYMENT

Section 6.1. Distributions.

(a) Distributions at Separation from Service. Within ninety (90) days following a Participant’s Separation from Service for any reason, the Participant (or his Beneficiary, in the event of the Participant’s death prior to receipt of payment), shall be entitled to a distribution of a number of whole shares of Common Stock equal to the number of vested whole Share Units credited to the Participant’s Retirement Account. Any vested fractional Share Unit shall be paid in cash, based on the Fair Market Value of share as determined on the date preceding the date payment is made.

(b) Beneficiary Designation. Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Committee may prescribe. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Committee while the Participant is alive shall be given effect. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of distribution, the designation shall vest in the Beneficiary all of the distribution payable after the Participant’s death, and any distribution remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. If there is no valid beneficiary designation in effect at the time of the Participant’s death, if the Beneficiary does not survive the Participant, or if the beneficiary designation provides that the Beneficiary must be living at the time of distribution and such designated Beneficiary does not survive to the distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a Beneficiary, such beneficiary designation automatically shall become null and void on the date the Committee receives notice of the Participant’s divorce.

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Section 6.2. Offset. The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).

Section 6.3. Additional Payment Provisions

(a)	Acceleration of Payment. Notwithstanding the foregoing:

(1)	If an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum within ninety (90) days after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.

(2)	If a vested amount under the Plan is required to be distributed in a lump sum under a domestic relations order within the meaning of Code Section 414(p)(1)(B), it may be distributed according to the terms of such order, provided the Participant holds the Committee harmless with respect to such distribution. The Plan shall not distribute amounts required to be distributed under a domestic relations order other than in the limited circumstance specifically stated herein.

(b)	Delay in Payment. Notwithstanding the foregoing:

(1)	If a distribution required under the terms of this Plan would jeopardize the ability of the Company to continue as a going concern, the Company shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company to continue as a going concern. Any distribution delayed under this provision shall be treated as made on the date specified under the terms of this Plan.

(2)	If a distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

ARTICLE 7.

TERMS AND CONDITIONS

Section 7.1. No Funding. No stock, cash or other property will be deliverable to a Participant or his or her Beneficiary in respect of the Participant’s Retirement Account until the date or dates identified pursuant to Article 6, and all Retirement Accounts shall be reflected in one or more unfunded accounts established for the Participant by the Company. Payment of the Company’s obligation will be from general funds, and no special assets (stock, cash or otherwise) have been or will be set aside as security for this obligation, unless otherwise provided by the Committee. The right of a Participant or Beneficiary to receive payments under this Plan is that of a general, unsecured creditor of the Company, and the obligation of the Company to make payments constitutes a mere promise by the Company to pay such benefits in the future. Further, the arrangements contemplated by this Plan are intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

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Section 7.2. No Transfers. Except as permitted by Section 6.1(b), a Participant’s rights to payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance by a Participant or his Beneficiary, or garnishment by a Participant’s creditors or the creditors of his or her beneficiaries, whether by operation of law or otherwise, and any attempted sale, transfer, assignment, pledge, or encumbrance with respect to such payment shall be null and void, and shall be without legal effect and shall not be recognized by the Company.

Section 7.3. Retention as Director. Nothing contained in the Plan shall interfere with or limit in any way the right of the shareholders of the Company to remove any Director from the Board, nor confer upon any Director any right to continue in the service of Company as a Director.

ARTICLE 8.

TERMINATION AND AMENDMENT OF PLAN

The Plan may be amended or terminated as provided in the 2009 Incentive Stock and Awards Plan. Upon termination of the Plan, the Committee may authorize that all Retirement Accounts be paid in a lump sum, including to a Participant that has not yet experienced a Separation from Service, only in the circumstances permitted by Code Section 409A.

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